EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CIT REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

  Net Loss of $48 Million, or $0.24 Per Diluted Share - Includes $163 Million of Costs Associated With Second Lien Debt Prepayment

  Higher New Business Activity - $1.7 Billion of Funded Volume Grew 30% Sequentially and 67% From Prior Year

  CIT Bank Progress - Committed Volume Up 41% Sequentially and U.S. Vendor Finance Platform Transferred in July

  Improved Credit Metrics - Declines In Both Net Charge-Offs and Non-Accrual Balances

  Advanced Liability Restructuring - Prepaid $2.5 Billion of Second Lien Debt and Completed Successful Exchange Offer and Consent Solicitation

     NEW YORK – July 26, 2011 – CIT Group Inc. (NYSE: CIT), a leading provider of financing to small businesses and middle market companies, today reported a net loss for the quarter ended June 30, 2011 of $48 million, $0.24 per diluted share, down from net income of $182 million, $0.91 per diluted share a year ago1 on reduced fresh start accounting (“FSA”) benefits and costs associated with the voluntary prepayment of second lien debt. Net income for the six months ended June 30, 2011 was $18 million, $0.09 per diluted share, down from $326 million, $1.63 per diluted share for 2010.

     “We made significant progress increasing our new business volume and strengthening our presence in middle market lending and leasing,” said John A. Thain, Chairman and Chief Executive Officer. “While our recent efforts to advance our liability restructuring initiatives further reduce our cost of capital and position CIT for long-term success and profitability, they negatively impacted our second quarter results. Looking ahead, we will continue to focus on growth across all of our core commercial businesses both domestically and internationally, refinance and repay debt, and further advance our bank strategy.”

Summary of Second Quarter Financial Results

     Second quarter operating results reflect increases in new business volume, continued gains on asset sales, lower credit costs, and increased operating expenses. The second quarter loss was driven

1 Comparisons to the 2010 second quarter balances in this press release are to the restated amounts disclosed in our December 31, 2010 Form 10-K.

by the early retirement of $2.5 billion of second lien debt that resulted in $163 million of debt-related costs, comprised of $113 million acceleration of FSA discounts and $50 million of prepayment fees.

     The $114 million sequential quarter decline in Net Income/(Loss) was primarily due to lower net FSA benefits ($11 million versus $119 million, primarily reflecting the acceleration of FSA discount on second lien debt), higher operating expenses ($246 million versus $216 million) and a $32 million fluctuation in mark-to-market valuations on non-qualifying hedge derivatives, partially offset by declines in the provision for credit losses, $39 million, and income taxes, $39 million. Net Income totaled $182 million in the second quarter of 2010 and included $435 million of net FSA benefits and $45 million of debt prepayment fees.

     Total assets at June 30, 2011 were $48 billion, down $3 billion from March 31, 2011 and $7 billion from a year ago. Cash and short-term investments declined $2 billion sequentially to $10 billion reflecting the previously mentioned debt repayments. Total loans decreased $1 billion during the quarter to $22 billion primarily due to transfers to assets held for sale as portfolio originations largely offset portfolio collections. Operating lease equipment remained stable at $11 billion. Funded new business volume of $1.7 billion increased 30% sequentially and 67% from the prior year quarter, as Corporate Finance, Transportation Finance and Vendor Finance each reported double-digit percentage increases in lending/leasing volume sequentially and year-over-year. Committed new business volume was $2.1 billion, up from $1.7 billion last quarter and $1.1 billion in the prior year quarter. Factoring volume of $6 billion was essentially unchanged sequentially and down modestly from the prior year period. Growth in U.S. factoring volume was offset by the wind-down of our European operation.

     Net finance revenue2 declined both sequentially and year-over-year as a result of a declining asset base and increased debt prepayment costs. Average earning assets of $34 billion declined $1 billion sequentially and $8 billion from a year ago largely due to asset sales. Net finance revenue as a percentage of average earning assets (“finance margin”) was 0.80%, down both sequentially and from the prior year as reduced net FSA accretion more than offset the benefit from the reduction in second lien debt. Excluding FSA and prepayment penalties on debt, finance margin was 1.45%, essentially unchanged from the prior quarter and up from 0.73% a year ago. Compared to the first quarter, the second quarter result reflected slightly higher asset yields and a reduction in second lien debt offset by reduced benefits on a secured borrowing facility (the Total Return Swap). The expansion of finance margin from the prior year quarter was primarily driven by lower funding costs. Net operating lease revenue2 improved from the prior quarter reflecting higher utilization.

     Provision for credit losses decreased 31% sequentially and 66% from the prior year primarily reflecting significant declines in net charge-offs.

2 Net finance revenue and net operating lease revenue are non-GAAP measures, see page 15 for reconciliation of non-GAAP to GAAP financial information.

     Other income (excluding operating lease rentals) decreased 14% sequentially and 29% from the prior year. The sequential decline was driven by mark-to-market valuations on non-qualifying hedge derivatives, as well as a lower level of recoveries on receivables charged-off prior to the adoption of FSA, while the decrease from the prior year quarter is primarily due to lower recoveries on pre-FSA charge-offs.

     The 14% sequential increase in operating expenses was driven by non-recurring expenses in Vendor Finance and higher litigation-related costs. The 12% decline from the prior-year quarter is mostly attributable to lower employee costs. Headcount declined 13% from a year ago to 3,480 at June 30, 2011.

     Provision for income taxes was $27 million and predominantly reflects provisions for taxable income generated by our international operations as we continue to record valuation allowances on U.S. losses. The sequential decline reflects lower international earnings in the current quarter and discrete items recorded in the prior quarter.

Credit and Allowance for Loan Losses

     Credit metrics improved in the quarter. Net charge-offs and non-accrual loans were down from recent quarters and inflows to non-accrual also continued to decline.

     Net charge-offs were $56 million, down from $141 million in the prior quarter and $106 million in the 2010 second quarter. The reduction from the prior quarter was driven primarily by a $77 million decline in Corporate Finance, as the prior quarter included significant charge-offs in the energy portfolio. In addition, the current quarter includes $33 million of recoveries of post-emergence charge-offs compared to $19 million and $7 million in the prior quarter and prior year quarter, respectively. Net charge-offs and the provision for credit losses do not reflect $25 million, $32 million and $113 million of recoveries of pre-emergence charge-offs recorded in other income for the 2011 second and first quarters and the second quarter of 2010, respectively.

     The provision for credit losses was $85 million, down from $123 million last quarter and $247 million in the prior year quarter.

     Non-accrual loans were $1.1 billion at June 30, 2011, down 19% and 48%, respectively, from the prior quarter and the prior year quarter. All segments experienced declines in relation to prior periods, with the most notable improvements in Corporate Finance.

     The allowance for loan losses increased to $424 million from $402 million at March 31, 2011 and $416 million at December 31, 2010. The increase from the prior quarter reflects higher non-specific reserves largely driven by new volume and increased loss estimates in a specific portfolio in Corporate Finance, partially offset by a decline in specific reserves related to impaired loans. As a percentage of finance receivables, the allowance was 1.9%, versus 1.7% in the prior two quarters.

     Management also evaluates credit performance using credit metrics that exclude the impact of FSA. On this basis, gross charge-offs were $97 million, down from $210 million in the prior quarter and $252 million in the prior year quarter. On the same basis, non-accrual loans of $1.4 billion decreased from $1.6 billion at March 31, 2011 and $3.0 billion at June 30, 2010.

Capital and Funding

     Preliminary Tier 1 and Total Capital ratios at June 30, 2011 were 19.1% and 20.0%, respectively, down from 20.1% and 21.0% at March 31, 2011. Preliminary risk-weighted assets totaled $44.4 billion, up from $42.4 billion at March 31, 2011 as the impact of a new aircraft order offset lower asset levels. Book value per share at June 30, 2011 was $44.58, down from $44.85 at March 31, 2011.

     Cash and short-term investment securities totaled $10.1 billion at June 30, 2011, comprised of $7.4 billion of cash and $2.7 billion of short-term investments, down from $11.8 billion at March 31, 2011. The sequential quarter decline largely reflects the repayment of $2.5 billion of second lien debt in May. Cash and short-term investment securities at June 30, 2011 consisted of $4.0 billion at the bank holding company, $0.8 billion at CIT Bank, $1.6 billion at operating subsidiaries and $3.7 billion in restricted balances, including $2.5 billion in the cash sweep account.

     We redeemed $2.5 billion of 7% Series A Notes at a price of 102% of the aggregate principal amount. This redemption included all remaining 2013 Series A Notes (approximately $1.1 billion principal amount) and approximately $1.4 billion principal amount of the 2014 Series A Notes. The acceleration of FSA amortization related to the repayment of this debt increased second quarter interest expense by $113 million, $66 million related to 2013 maturities and $47 million related to 2014 maturities.

     In June, we successfully completed an exchange offer whereby approximately $8.8 billion of Series A Notes were exchanged for new Series C Notes. We also completed a consent solicitation whereby the covenants under the Series A Notes maturing in 2015, 2016 and 2017, other than the cash sweep covenant, were amended to generally conform to covenants in the Series C Notes. The covenants in the Series C Notes are more consistent with covenants in investment grade-rated bonds.

     In July, we redeemed $500 million of the $3 billion senior secured first lien term loan. The net impact of the acceleration of deferred debt costs and the favorable FSA amortization will increase third quarter interest expense by approximately $15 million.

Segment Highlights

Corporate Finance

     Corporate Finance pre-tax earnings were $51 million, down from $136 million in the prior quarter and $242 million in the prior year quarter, primarily due to lower FSA accretion. The sequential quarter decline also reflects lower gains on asset sales and lower recoveries on loans charged-off prior to the adoption of FSA, partially offset by a lower provision for credit losses. New committed loan volume rose 29% from the first quarter to over $1 billion, and new funded volume was $733 million, up 56%. Both figures were also significantly above prior year second quarter amounts. CIT Bank originated approximately 80% of the U.S. funded volume. The $0.3 billion decrease in financing and leasing assets was less than last quarter’s decline and was largely attributable to sales, as current period volume nearly kept pace with portfolio collections. Asset sales slowed and continued to include a high proportion of non-accrual loans. Non-accrual loans declined 20% during the quarter to $0.8 billion from $1.0 billion at March 31, 2011 on sales, payments and charge-offs. Net charge-offs were $40 million, down from $117 million in the prior quarter, and benefited from higher recoveries of post-emergence charge-offs.

Transportation Finance

     Transportation Finance pre-tax earnings were $37 million, down from $43 million in the prior quarter and improved from $22 million for the prior year quarter. The sequential decline reflects higher interest expense as a result of debt prepayments and lower gains on assets sales, partially offset by higher rental income and a $19 million non-recurring benefit, largely related to a change in the aircraft order book. Comparisons to last year reflect lower interest expense due to changes in segment allocations instituted in 2011. On a comparable basis, pre-tax earnings would have been $67 million in the prior year quarter. Non-accruals and net charge-offs both declined.

     Equipment utilization remains strong. All aircraft were leased at June 30, 2011 and rail fleet utilization, including commitments for existing railcars, increased to 96% from 95% at March 31, 2011. Rental income was up during the quarter, primarily benefiting from the higher utilization, as renewal rates were generally stable. New business volume was nearly $400 million, reflecting deliveries of aircraft and railcars as well as new loans originated by CIT Bank. We placed 4 new aircraft in the second quarter and have lease commitments for all aircraft to be delivered during the next 12 months. In June, we signed a Memorandum of Understanding with Airbus for 50 A320neo Family aircraft. Deliveries are scheduled to begin in 2016. During the quarter, we received $150 million of secured aircraft funding through a newly established facility guaranteed by the Export-Import Bank of the United States.

Trade Finance

     Trade Finance pre-tax income was $1 million for the quarter, compared to pre-tax losses of $3 million in the prior quarter and $19 million for the prior year quarter. The improvement from last quarter’s results reflected higher recoveries on both pre- and post-emergence receivables, partially offset by increased non-specific reserves and lower commissions. Factoring volume was $6.1 billion, unchanged from the first quarter and down from $6.3 billion for the 2010 second quarter, due to the wind-down of our European factoring operation. Excluding the European operation, factored volume was up approximately 4% from the 2010 second quarter. Non-accrual balances declined 25% from March 31, 2011.

Vendor Finance

     Vendor Finance pre-tax earnings were $22 million, improved from $14 million in the prior quarter and a pre-tax loss of $2 million in the prior year quarter, reflecting lower credit costs and the gain from the sale of Dell Canada, partially offset by lower asset levels and reduced FSA accretion income. Total financing and leasing assets declined to $4.7 billion from $5.2 billion at March 31, 2011, due primarily to the sale of Dell Canada assets and were down $2.0 billion from June 30, 2010, as asset sales and net portfolio collections outpaced new business volume. We funded $593 million of new business volume in the second quarter, which was up approximately 10% from the prior quarter and 11% from the prior year quarter. Excluding volume associated with the Australia and New Zealand platforms sold in the 2010 second quarter, volume rose 28% from the 2010 second quarter with contributions from both domestic and international operations. New loans continued to be originated at yields that are double digit though slightly lower than last quarter.

     Portfolio credit quality improved. The provision for credit losses decreased from the prior quarter. Non-accrual loans were down 10% from March 31, 2011, while net charge-offs and past dues also declined. During the quarter, we closed a secured funding facility in China, renewed a U.K. borrowing facility at significantly lower cost, and increased our local currency deposits in Brazil.

Consumer Finance

     Consumer Finance pre-tax earnings were $7 million, up from $3 million in the prior quarter and down from $24 million for the prior year quarter. Government-guaranteed student loans declined by $170 million from the prior quarter, reflecting portfolio run-off and we transferred approximately $700 million of student loans to assets-held-for-sale.

Corporate and Other

     Corporate and other includes prepayment penalty fees on second lien debt and certain corporate liquidity costs, which were allocated to the segments in 2010. In addition, 2011 periods reflect refinements to the risk-based economic capital allocated to each of the segments. These changes reduced the interest expense charged to Transportation Finance, but were not significant to the other segments.

CIT Bank

     CIT Bank loan origination activity continued to increase. Committed loan volume rose 41% from the prior quarter to $1.1 billion, of which $812 million was funded, nearly double the first quarter amount. Total assets were $6.9 billion, up slightly from $6.8 billion at March 31, 2011, as the increase in funded commercial loans outpaced the run-off of consumer loans and use of cash to pay maturing deposits. Total loans were $5.7 billion, up from $5.2 billion at March 31, 2011. Cash was $0.8 billion at June 30, 2011, down from $1.2 billion at March 31, 2011. Total deposits were $4.4 billion, up slightly from $4.3 billion. During the quarter, the Bank issued approximately $630 million of certificate of deposits (“CDs”) at an average rate of approximately 1.75% while maturing CDs were at higher rates. The preliminary Total Capital ratio at the Bank was 48.3% and the Tier 1 Leverage ratio was 27.4%.

     During the second quarter we obtained the necessary regulatory approvals and transferred our U.S. Vendor Finance platform into CIT Bank in July. As previously disclosed, the Federal Deposit Insurance Corporation (FDIC) and the Utah Department of Financial Institutions (UDFI) terminated their Cease and Desist orders on CIT Bank in April.

See attached tables for financial statements and supplemental financial information.

Conference Call and Web cast

Chairman and Chief Executive Officer John A. Thain and Chief Financial Officer Scott T. Parker will discuss these results on a conference call and audio webcast today, July 26, 2011, at 8:00 a.m. (EDT). Interested parties may access the conference call live by dialing 866-831-6272 for U.S. and Canadian callers or 617-213-8859 for international callers and reference access code “CIT Group” or access the audio webcast at http://ir.cit.com. An audio replay of the call will be available until 11:59 p.m. (EDT) on August 9, 2011, by dialing 888-286-8010 for U.S. and Canadian callers or 617-801-6888 for international callers with the access code 68968783, or at http://ir.cit.com.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $35 billion in finance and leasing assets. A member of the Fortune 500, it provides financing and leasing capital to its more than one million small business and middle market clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. www.cit.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that CIT is unsuccessful in refining and implementing its strategy and business plan, the risk that CIT's changes in its senior management team affects CIT's ability to react to and address key business and regulatory issues, the risk that CIT is delayed in transitioning certain business platforms to CIT Bank and may not succeed in developing a stable, long-term source of funding, and the risk that CIT continues to be subject to liquidity constraints and higher funding costs. We describe these and other risks that could affect our actual results in Item 1A, “Risk Factors”, of our latest Annual Report on Form 10-K filed with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Non GAAP Measurements

Net finance revenue and net operating lease revenue are non-GAAP measurements used by management to gauge portfolio performance. ‘Pre FSA’ is non-GAAP and provides the user with additional data that is more comparable to historical and peer disclosures.

###

CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
C. Curtis Ritter	Ken Brause
Director of Corporate Communications	Executive Vice President
(973) 740-5390	(212) 771-9650
Curt.Ritter@cit.com	Ken.Brause@cit.com

CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in millions, except per share data)

	Quarters Ended			Six Months Ended

	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010(1)	2011	2010(1)

Interest income
Interest and fees on loans	$594.3	$635.5	$1,016.5	$1,229.8	$2,113.9
Interest and dividends on investments	7.8	7.7	7.3	15.5	14.6

Total interest income	602.1	643.2	1,023.8	1,245.3	2,128.5

Interest expense
Interest on long-term borrowings	(780.6)	(674.5)	(789.2)	(1,455.1)	(1,599.8)
Interest on deposits	(25.1)	(24.4)	(18.3)	(49.5)	(39.1)

Total interest expense	(805.7)	(698.9)	(807.5)	(1,504.6)	(1,638.9)

Net interest revenue	(203.6)	(55.7)	216.3	(259.3)	489.6
Provision for credit losses	(84.7)	(123.4)	(246.7)	(208.1)	(472.8)

Net interest revenue, after credit provision	(288.3)	(179.1)	(30.4)	(467.4)	16.8

Other income
Rental income on operating leases	417.9	413.3	417.9	831.2	843.7
Other	239.9	278.2	338.5	518.1	488.9

Total other income	657.8	691.5	756.4	1,349.3	1,332.6

Other expenses
Depreciation on operating lease equipment	(145.5)	(160.5)	(178.1)	(306.0)	(350.8)
Operating expenses	(245.8)	(216.4)	(277.8)	(462.2)	(539.5)

Total other expenses	(391.3)	(376.9)	(455.9)	(768.2)	(890.3)

(Loss) income before provision for income taxes	(21.8)	135.5	270.1	113.7	459.1
Provision for income taxes	(26.9)	(65.7)	(88.2)	(92.6)	(131.6)

Net (loss) income before attribution of noncontrolling interests	(48.7)	69.8	181.9	21.1	327.5
Net (income) loss attributable to noncontrolling interests, after tax	0.7	(4.2)	(0.3)	(3.5)	(1.3)

Net (loss) income	$(48.0)	$65.6	$181.6	$17.6	$326.2

Basic (loss) earnings per common share	$(0.24)	$0.33	$0.91	$0.09	$1.63
Diluted (loss) earnings per common share	$(0.24)	$0.33	$0.91	$0.09	$1.63
Average number of common shares - basic (thousands)	200,658	200,605	200,075	200,631	200,057
Average number of common shares - diluted (thousands)	200,658	200,933	200,644	200,893	200,359

(1) Reflects restated balances as disclosed in the Company's December 31, 2010 Form 10-K.

CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in millions, except per share data)

	June 30, 2011	March 31, 2011	December 31, 2010	June 30, 2010(1)

Assets
Total cash and deposits	$7,355.7	$5,686.8	$11,204.0	$10,678.4
Investment securities	2,983.3	6,416.9	328.5	342.4
Trading assets at fair value - derivatives	12.6	13.9	25.7	216.1
Assets held for sale	1,863.5	1,174.4	1,218.5	572.5
Loans	22,284.7	23,736.7	24,500.5	29,388.6
Allowance for loan losses	(424.0)	(402.5)	(416.2)	(356.9)

Total loans, net of allowance for loan losses	21,860.7	23,334.2	24,084.3	29,031.7

Operating lease equipment, net	10,920.4	11,040.2	11,136.7	10,954.4
Goodwill	264.5	277.4	277.4	277.4
Intangible assets, net	84.1	99.1	119.2	174.4
Unsecured counterparty receivable	528.9	516.1	534.5	818.7
Other assets	2,135.9	2,116.2	2,029.4	2,388.9

Total assets	$48,009.6	$50,675.2	$50,958.2	$55,454.9

Liabilities
Deposits	$4,428.1	$4,294.6	$4,536.2	$4,655.0
Trading liabilities at fair value - derivatives	230.6	205.4	126.3	46.9
Credit balances of factoring clients	1,084.9	1,110.7	935.3	877.3
Other liabilities	2,432.0	2,383.9	2,466.9	2,422.3
Long-term borrowings
Secured borrowings	9,858.8	10,347.7	10,965.8	12,870.5
First lien facility	3,039.2	3,040.9	3,042.6	4,596.9
Series A notes	7,939.8	18,142.6	19,037.9	18,882.2
Series B notes	-	-	765.8	2,194.7
Series C notes	9,892.0	2,000.0	-	-
Other debt	161.3	155.4	167.7	199.6

Total long-term borrowings	30,891.1	33,686.6	33,979.8	38,743.9

Total liabilities	39,066.7	41,681.2	42,044.5	46,745.4

Equity
Stockholders' equity
Common stock	2.0	2.0	2.0	2.0
Paid-in capital	8,447.4	8,440.4	8,434.1	8,419.1
Retained earnings	515.9	563.9	498.3	307.8
Accumulated other comprehensive loss	(12.3)	(4.1)	(9.6)	(9.7)

Treasury stock, at cost	(11.5)	(9.9)	(8.8)	(4.0)

Total common stockholders' equity	8,941.5	8,992.3	8,916.0	8,715.2
Noncontrolling interests	1.4	1.7	(2.3)	(5.7)

Total equity	8,942.9	8,994.0	8,913.7	8,709.5

Total liabilities and equity	$48,009.6	$50,675.2	$50,958.2	$55,454.9

Book Value Per Common Share
Book value per common share	$44.58	$44.85	$44.48	$43.52
Tangible book value per common share	$42.84	$42.97	$42.50	$41.26

(1) Reflects restated balances as disclosed in the Company's December 31, 2010 Form 10-K.

CIT GROUP INC. AND SUBSIDIARIES
(dollars in millions)

INCOME STATEMENT ITEMS	Quarters Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010(1)	June 30, 2011	June 30, 2010(1)

Other Income

Gains on loan and portfolio sales	$89.8	$73.9	$75.1	$163.7	$112.1
Fees and other revenue	40.0	27.2	29.5	67.2	68.8
Counterparty receivable accretion	32.9	31.8	23.9	64.7	59.7
Factoring commissions	30.9	33.8	34.9	64.7	71.1
Recoveries of pre-FSA charge-offs	24.7	31.7	113.1	56.4	157.1
Gains on sales of leasing equipment	19.7	40.0	54.2	59.7	82.1
Gains on investment sales	11.0	16.9	4.1	27.9	7.4
Gain (loss) on non-qualifying hedge derivatives and foreign currency
exchange	(9.1)	22.9	3.7	13.8	(69.4)

Total other income	$239.9	$278.2	$338.5	$518.1	$488.9

Operating Expenses
Salaries and general operating expenses:
Compensation and benefits	$123.7	$116.6	$179.3	$240.3	$319.6
Professional fees	35.3	29.6	25.6	64.9	55.3
Technology	18.1	18.7	18.2	36.8	37.4
Occupancy expense	9.7	10.1	11.3	19.8	26.2
Provision for severance and facilities exiting activities	0.9	6.6	2.6	7.5	14.5
Other expenses	58.1	34.8	40.8	92.9	86.5

Total operating expenses	$245.8	$216.4	$277.8	$462.2	$539.5

Fresh Start Accounting:
Accretion / (Amortization)
Interest income	$222.0	$249.7	$439.9	$471.7	$939.6
Interest expense	(292.5)	(205.3)	(73.2)	(497.8)	(167.9)
Rental income on operating leases	(15.1)	(19.0)	(26.6)	(34.1)	(52.8)
Depreciation expense	63.7	61.3	71.0	125.0	139.5

FSA - net finance revenue	(21.9)	86.7	411.1	64.8	858.4
Other income	32.9	31.8	23.9	64.7	59.7

Total	$11.0	$118.5	$435.0	$129.5	$918.1

BALANCE SHEET ITEMS Fresh Start Accounting:
	June 30, 2011		March 31, 2011		December 31, 2010

(Discount) / Premium	Accretable	Non-accretable	Accretable	Non-accretable	Accretable	Non-accretable

Loans	$(977.9)	$(121.5)	$(1,303.0)	$(263.9)	$(1,555.4)	$(372.2)
Operating lease equipment, net	(2,891.9)	-	(2,954.1)	-	(3,022.0)	-
Goodwill and Intangible assets	84.1	264.5	99.1	277.4	119.2	277.4
Other assets	(158.7)	-	(191.6)	-	(223.4)	-

Total assets	$(3,944.4)	$143.0	$(4,349.6)	$13.5	$(4,681.6)	$(94.8)

Deposits	$24.4	$-	$30.5	$-	$38.5	$-
Long-term borrowings	(2,436.8)	-	(2,735.3)	-	(2,948.5)	-
Other liabilities(2)	46.4	277.0	-	313.4	-	351.6

Total liabilities	$(2,366.0)	$277.0	$(2,704.8)	$313.4	$(2,910.0)	$351.6

(1) Reflects restated balances as disclosed in the Company's December 31, 2010 Form 10-K.

(2) The accretable balance reflects a reclass of FSA discount associated with unfunded loan commitments, which had previously been included with "Loans".

CIT GROUP INC. AND SUBSIDIARIES
(dollars in millions)

	June 30, 2011	March 31, 2011	December 31, 2010	June 30, 2010(1)

FINANCING AND LEASING ASSETS
Corporate Finance
Loans	$7,423.9	$7,896.1	$8,482.2	$10,346.2
Operating lease equipment, net	51.1	72.8	83.2	105.6
Assets held for sale	378.8	171.0	219.2	514.8

Financing and leasing assets	7,853.8	8,139.9	8,784.6	10,966.6

Transportation Finance
Loans	1,356.3	1,282.6	1,388.9	1,636.9
Operating lease equipment, net	10,619.3	10,545.9	10,618.8	10,296.9
Assets held for sale	257.3	261.3	2.8	10.4

Financing and leasing assets	12,232.9	12,089.8	12,010.5	11,944.2

Trade Finance
Loans - factoring receivables	2,538.4	2,622.6	2,387.4	2,514.6

Vendor Finance
Loans	3,940.4	4,036.5	4,166.1	6,101.3
Operating lease equipment, net	250.0	421.5	434.7	551.9
Assets held for sale	528.1	738.6	749.8	18.8

Financing and leasing assets	4,718.5	5,196.6	5,350.6	6,672.0

Consumer
Loans - student lending	7,003.5	7,869.0	8,035.5	8,723.5
Loans - other	22.2	29.9	40.4	66.1
Assets held for sale	699.3	3.5	246.7	28.5

Financing and leasing assets	7,725.0	7,902.4	8,322.6	8,818.1

Total financing and leasing assets	$35,068.6	$35,951.3	$36,855.7	$40,915.5

INVESTMENT SECURITIES
U.S. Treasuries	$2,700.0	$6,125.5	$-	$-
Other debt and equity investments	283.3	291.4	328.5	342.4

Total investment securities	$2,983.3	$6,416.9	$328.5	$342.4

OTHER ASSETS
Deposits on commercial aerospace equipment	$613.5	$558.4	$609.7	$619.8
Other counterparty receivables	464.3	472.8	310.7	105.2
Deferred debt costs	176.9	148.0	126.4	19.3
Accrued interest and dividends	132.0	114.0	97.7	171.9
Executive retirement plan and deferred compensation	117.3	116.2	110.2	104.6
Prepaid expenses	84.7	78.7	87.5	90.7
Furniture and fixtures	77.5	78.2	79.3	91.8
Tax receivables, other than income taxes	68.3	121.0	125.1	109.0
Servicer and maintenance fee receivables	-	116.6	115.3	115.1
Other	401.4	312.3	367.5	961.5

Total other assets	$2,135.9	$2,116.2	$2,029.4	$2,388.9

AVERAGE BALANCES AND RATES
	Quarter Ended June 30, 2011		Quarter Ended March 31, 2011		Quarter Ended June 30, 2010(1)

Assets	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Deposits with banks	$6,712.6	0.3%	$9,245.2	0.3%	$9,855.0	0.2%
Investments	3,986.8	0.3%	1,841.1	0.3%	346.2	3.1%
Loans (including held for sale assets)	24,616.1	10.1%	25,032.1	10.6%	31,908.9	13.1%

Total interest earning assets	35,315.5	7.0%	36,118.4	7.3%	42,110.1	9.9%
Operating lease equipment, net	11,017.7	9.9%	11,139.5	9.1%	10,973.5	8.7%
Other	2,912.8		2,885.1		3,571.3

Total average assets	$49,246.0		$50,143.0		$56,654.9

Liabilities
Deposits	$4,253.8	2.4%	$4,461.9	2.2%	$4,723.2	1.6%
Long-term borrowings	32,219.5	9.7%	33,125.1	8.1%	39,925.9	7.9%

Total interest-bearing liabilities	36,473.3	8.8%	37,587.0	7.4%	44,649.1	7.2%
Credit balances of factoring clients	1,122.2		965.0		867.7
Other	11,650.5		11,591.0		11,138.1

Total average liabilities and equity	$49,246.0		$50,143.0		$56,654.9

(1) Reflects restated balances as disclosed in the Company's December 31, 2010 Form 10-K.

CIT GROUP INC. AND SUBSIDIARIES
(dollars in millions)

CREDIT METRICS - AFTER FRESH START ACCOUNTING

Gross Charge-offs To Average Finance Receivables	Quarter Ended June 30, 2011		Quarter Ended March 31, 2011		Quarter Ended June 30, 2010(1)		Six Months Ended
							June 30, 2011		June 30, 2010(1)

Corporate Finance	$53.3	2.76%	$125.0	6.09%	$53.2	1.82%	$178.3	4.47%	$115.4	1.89%
Transportation Finance	0.1	0.01%	0.7	0.22%	-	-	0.8	0.11%	-	-
Trade Finance	4.2	0.66%	6.2	1.05%	12.5	1.90%	10.4	0.85%	15.2	1.12%
Vendor Finance	29.5	2.96%	26.3	2.56%	38.2	2.38%	55.8	2.76%	48.5	1.36%

Commercial Segments	87.1	2.23%	158.2	3.95%	103.9	1.85%	245.3	3.10%	179.1	1.50%
Consumer	1.2	0.06%	1.2	0.06%	9.4	0.42%	2.4	0.06%	13.9	0.30%

Total	$88.3	1.52%	$159.4	2.66%	$113.3	1.44%	$247.7	2.10%	$193.0	1.17%

Net Charge-offs To Average Finance Receivables(A)
Corporate Finance	$39.9	2.06%	$117.0	5.70%	$51.9	1.77%	$156.9	3.93%	$112.7	1.84%
Transportation Finance	-	-	0.7	0.20%	-	-	0.7	0.10%	-	-
Trade Finance	(2.1)	(0.32)%	4.3	0.74%	12.4	1.89%	2.2	0.18%	15.1	1.11%
Vendor Finance	17.0	1.69%	17.7	1.73%	32.7	2.04%	34.7	1.71%	42.2	1.18%

Commercial Segments	54.8	1.40%	139.7	3.49%	97.0	1.72%	194.5	2.46%	170.0	1.42%
Consumer	0.9	0.05%	0.9	0.05%	9.3	0.42%	1.8	0.05%	13.8	0.30%

Total	$55.7	0.96%	$140.6	2.34%	$106.3	1.36%	$196.3	1.66%	$183.8	1.11%

Non-accruing Loans To Finance Receivables(B)	June 30, 2011		March 31, 2011		December 31, 2010		June 30, 2010(1)

Corporate Finance	$804.4	10.84%	$1,004.1	12.72%	$1,239.8	14.62%	$1,644.7	15.91%
Transportation Finance	56.0	4.13%	62.1	4.84%	63.2	4.55%	160.5	9.80%
Trade Finance	73.4	2.89%	98.0	3.74%	164.4	6.89%	96.0	3.82%
Vendor Finance	127.2	3.23%	140.9	3.49%	147.9	3.55%	149.2	2.45%

Commercial Segments	1,061.0	6.95%	1,305.1	8.24%	1,615.3	9.84%	2,050.4	9.95%
Consumer	0.8	0.01%	0.9	0.01%	0.7	0.01%	1.5	0.02%

Total	$1,061.8	4.76%	$1,306.0	5.50%	$1,616.0	6.60%	$2,051.9	6.98%

(A) Net charge-offs do not include recoveries of $24.7 million, $31.7 million, and $113.1 million recorded in Other Income for the quarters ended June 30, 2011, March 31, 2011 and June 30, 2010 and $56.4 million and $157.1 million for the six months ended June 30, 2011 and 2010.

(B) Non-accrual loans include loans held for sale. Non-accrual loans at June 30, 2010 do not include balances associated with an entity, which is now consolidated.

CREDIT METRICS - BEFORE FRESH START ACCOUNTING (NON-GAAP)

Gross Charge-offs To Average Finance Receivables	Quarter Ended June 30, 2011		Quarter Ended March 31, 2011		Quarter Ended June 30, 2010(1)		Six Months Ended
							June 30, 2011		June 30, 2010(1)

Corporate Finance	$59.5	2.82%	$167.7	7.31%	$164.2	4.75%	$227.2	5.16%	$300.1	4.17%
Transportation Finance	0.1	0.01%	0.7	0.20%	-	-	0.8	0.11%	-	-
Trade Finance	4.2	0.66%	6.2	1.05%	12.5	1.90%	10.4	0.85%	17.2	1.26%
Vendor Finance	30.2	2.93%	32.4	3.04%	55.1	3.19%	62.6	2.98%	123.0	3.20%

Commercial Segments	94.0	2.27%	207.0	4.79%	231.8	3.66%	301.0	3.55%	440.3	3.28%
Consumer	3.4	0.17%	3.3	0.16%	19.8	0.79%	6.7	0.16%	48.4	0.94%

Total	$97.4	1.58%	$210.3	3.27%	$251.6	2.85%	$307.7	2.44%	$488.7	2.63%

Non-accruing Loans To Finance Receivables	June 30, 2011		March 31, 2011		December 31, 2010		June 30, 2010(1)

Corporate Finance	$1,072.4	13.60%	$1,282.3	14.72%	$1,604.0	16.76%	$2,290.9	18.80%
Transportation Finance	63.5	4.36%	70.2	5.00%	71.3	4.64%	175.2	9.44%
Trade Finance	73.4	2.89%	98.0	3.74%	164.4	6.89%	96.0	3.81%
Vendor Finance	164.7	4.07%	185.8	4.44%	174.9	4.02%	267.7	4.12%

Commercial Segments	1,374.0	8.63%	1,636.3	9.67%	2,014.6	11.29%	2,829.8	12.27%
Consumer	1.0	0.01%	0.9	0.01%	1.0	0.01%	197.2	2.00%

Total	$1,375.0	5.88%	$1,637.2	6.47%	$2,015.6	7.63%	$3,027.0	9.19%

Credit metrics before fresh start accounting are non-GAAP measurements and are used by management for credit trend analysis.

PROVISION AND ALLOWANCE COMPONENTS

	Provision for Credit Losses					Allowance for Loan Losses

	Quarters Ended			Six Months Ended

	June 30, 2011	March 31, 2011	June 30, 2010(1)	June 30, 2011	June 30, 2010(1)	June 30, 2011	March 31, 2011	December 31, 2010

Specific reserves - impaired loans	$(20.0)	$(28.4)	$27.8	$(48.4)	$56.2	$72.9	$92.9	$121.3
Non-specific reserves	49.0	11.2	112.6	60.2	232.8	351.1	309.6	294.9
Charge-offs	55.7	140.6	106.3	196.3	183.8	-	-	-

Totals	$84.7	$123.4	$246.7	$208.1	$472.8	$424.0	$402.5	$416.2

(1) Reflects restated balances as disclosed in the Company's December 31, 2010 Form 10-K.

CIT GROUP INC. AND SUBSIDIARIES
(dollars in millions)

SEGMENT RESULTS

	Corporate Finance	Transportation Finance	Trade Finance	Vendor Finance	Commercial Segments	Consumer	Corporate and Other	Consolidated

Quarter Ended June 30, 2011
Total interest income	$270.9	$44.5	$17.9	$195.1	$528.4	$68.9	$4.8	$602.1
Total interest expense	(212.0)	(250.8)	(29.5)	(145.5)	(637.8)	(48.7)	(119.2)	(805.7)
Provision for credit losses	(61.3)	(4.7)	(4.0)	(13.8)	(83.8)	(0.9)	-	(84.7)
Rental income on operating leases	5.5	339.5	-	72.9	417.9	-	-	417.9
Other income, excluding rental income	118.2	33.0	42.8	50.8	244.8	3.1	(8.0)	239.9
Depreciation on operating lease equipment	(3.0)	(86.7)	-	(55.8)	(145.5)	-	-	(145.5)
Operating expenses	(66.9)	(37.4)	(26.4)	(82.1)	(212.8)	(15.5)	(17.5)	(245.8)

Income (loss) before provision (benefit) for income taxes	$51.4	$37.4	$0.8	$21.6	$111.2	$6.9	$(139.9)	$(21.8)

Funded new business volume	$732.9	$398.8	$-	$592.7	$1,724.4	$-	$-	$1,724.4
Average Earning Assets	$8,012.4	$12,171.5	$1,421.9	$5,062.5	$26,668.3	$7,809.5	$-	$34,477.8
Average Finance Receivables	$7,736.2	$1,346.3	$2,577.9	$3,999.8	$15,660.2	$7,631.4	$-	$23,291.6
Quarter Ended March 31, 2011
Total interest income	$298.7	$42.5	$17.1	$208.3	$566.6	$70.8	$5.8	$643.2
Total interest expense	(196.8)	(210.5)	(25.7)	(133.0)	(566.0)	(53.0)	(79.9)	(698.9)
Provision for credit losses	(74.5)	(1.8)	(3.3)	(42.9)	(122.5)	(0.9)	-	(123.4)
Rental income on operating leases	6.5	324.7	-	82.1	413.3	-	-	413.3
Other income, excluding rental income	163.8	24.3	37.1	31.6	256.8	3.1	18.3	278.2
Depreciation on operating lease equipment	(2.9)	(96.7)	-	(60.9)	(160.5)	-	-	(160.5)
Operating expenses	(58.8)	(39.8)	(27.8)	(71.7)	(198.1)	(17.4)	(0.9)	(216.4)

Income (loss) before provision (benefit) for income taxes	$136.0	$42.7	$(2.6)	$13.5	$189.6	$2.6	$(56.7)	$135.5

Funded new business volume	$470.7	$317.9	$-	$538.8	$1,327.4	$-	$-	$1,327.4
Average Earning Assets	$8,440.3	$12,053.7	$1,378.6	$5,271.7	$27,144.3	$8,049.8	$-	$35,194.1
Average Finance Receivables	$8,205.5	$1,352.2	$2,356.0	$4,101.5	$16,015.2	$7,984.8	$-	$24,000.0
Quarter Ended June 30, 2010(1)
Total interest income	$494.7	$57.8	$24.4	$345.2	$922.1	$96.7	$5.0	$1,023.8
Total interest expense	(276.0)	(234.3)	(49.5)	(190.4)	(750.2)	(59.4)	2.1	(807.5)
Provision for credit losses	(95.2)	(3.0)	(12.3)	(111.9)	(222.4)	(9.3)	(15.0)	(246.7)
Rental income on operating leases	7.3	315.0	-	96.1	418.4	-	(0.5)	417.9
Other income, excluding rental income	206.4	18.2	51.4	33.2	309.2	18.3	11.0	338.5
Depreciation on operating lease equipment	(5.1)	(85.9)	-	(87.4)	(178.4)	-	0.3	(178.1)
Operating expenses	(90.3)	(45.5)	(33.0)	(86.3)	(255.1)	(22.7)	-	(277.8)

Income (loss) before provision (benefit) for income taxes	$241.8	$22.3	$(19.0)	$(1.5)	$243.6	$23.6	$2.9	$270.1

Funded new business volume	$245.0	$255.5	$-	$532.5	$1,033.0	$-	$-	$1,033.0
Average Earning Assets	$11,961.7	$12,020.1	$1,701.1	$7,438.5	$33,121.4	$9,090.3	$-	$42,211.7
Average Finance Receivables	$11,734.5	$1,747.6	$2,637.2	$6,416.9	$22,536.2	$8,861.9	$-	$31,398.1
Six Months Ended June 30, 2011
Total interest income	$569.6	$87.0	$35.0	$403.4	$1,095.0	$139.7	$10.6	$1,245.3
Total interest expense	(408.8)	(461.3)	(55.2)	(278.5)	(1,203.8)	(101.7)	(199.1)	(1,504.6)
Provision for credit losses	(135.8)	(6.5)	(7.3)	(56.7)	(206.3)	(1.8)	-	(208.1)
Rental income on operating leases	12.0	664.2	-	155.0	831.2	-	-	831.2
Other income, excluding rental income	282.0	57.3	79.9	82.4	501.6	6.2	10.3	518.1
Depreciation on operating lease equipment	(5.9)	(183.4)	-	(116.7)	(306.0)	-	-	(306.0)
Operating expenses	(125.7)	(77.2)	(54.2)	(153.8)	(410.9)	(32.9)	(18.4)	(462.2)

Income (loss) before provision (benefit) for income taxes	$187.4	$80.1	$(1.8)	$35.1	$300.8	$9.5	$(196.6)	$113.7

Funded new business volume	$1,203.6	$716.7	$-	$1,131.5	$3,051.8	$-	$-	$3,051.8
Average Earning Assets	$8,238.7	$12,115.8	$1,395.1	$5,162.9	$26,912.5	$7,933.5	$-	$34,846.0
Average Finance Receivables	$7,981.5	$1,358.8	$2,444.8	$4,052.7	$15,837.8	$7,795.1	$-	$23,632.9
Six Months Ended June 30, 2010(1)
Total interest income	$1,042.7	$121.5	$54.9	$707.2	$1,926.3	$192.6	$9.6	$2,128.5
Total interest expense	(574.8)	(492.6)	(91.1)	(358.3)	(1,516.8)	(126.2)	4.1	(1,638.9)
Provision for credit losses	(229.1)	(4.3)	(46.2)	(164.4)	(444.0)	(13.8)	(15.0)	(472.8)
Rental income on operating leases	16.1	621.8	-	206.9	844.8	-	(1.1)	843.7
Other income, excluding rental income	309.0	40.4	100.6	72.0	522.0	24.1	(57.2)	488.9
Depreciation on operating lease equipment	(8.7)	(164.5)	-	(178.1)	(351.3)	-	0.5	(350.8)
Operating expenses	(170.2)	(85.1)	(65.0)	(173.2)	(493.5)	(44.2)	(1.8)	(539.5)

Income (loss) before provision (benefit) for income taxes	$385.0	$37.2	$(46.8)	$112.1	$487.5	$32.5	$(60.9)	$459.1

Funded new business volume	$390.5	$481.2	$-	$1,064.7	$1,936.4	$-	$-	$1,936.4
Average Earning Assets	$12,538.9	$12,012.8	$1,777.9	$8,008.0	$34,337.6	$9,337.1	$-	$43,674.7
Average Finance Receivables	$12,224.9	$1,791.3	$2,714.0	$7,143.3	$23,873.5	$9,192.4	$-	$33,065.9

(1) Reflects restated balances as disclosed in the Company's December 31, 2010 Form 10-K.

CIT GROUP INC. AND SUBSIDIARIES
(dollars in millions)

NON-GAAP DISCLOSURES

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

	Quarters Ended			Six Months Ended

	June 30, 2011	March 31, 2011	June 30, 2010(4)	June 30, 2011	June 30, 2010(4)

Total Net Revenues(1)
Interest income	$602.1	$643.2	$1,023.8	$1,245.3	$2,128.5
Rental income on operating leases	417.9	413.3	417.9	831.2	843.7

Finance revenue	1,020.0	1,056.5	1,441.7	2,076.5	2,972.2
Interest expense	(805.7)	(698.9)	(807.5)	(1,504.6)	(1,638.9)
Depreciation on operating lease equipment	(145.5)	(160.5)	(178.1)	(306.0)	(350.8)

Net finance revenue	68.8	197.1	456.1	265.9	982.5
Other income	239.9	278.2	338.5	518.1	488.9

Total net revenues	$308.7	$475.3	$794.6	$784.0	$1,471.4

Net Operating Lease Revenue(2)
Rental income on operating leases	$417.9	$413.3	$417.9	$831.2	$843.7
Depreciation on operating lease equipment	(145.5)	(160.5)	(178.1)	(306.0)	(350.8)

Net operating lease revenue	$272.4	$252.8	$239.8	$525.2	$492.9

Net Finance Revenue as a % of Average Earning Assets

	Quarters Ended						Six Months Ended

	June 30, 2011		March 31, 2011		June 30, 2010(4)		June 30, 2011		June 30, 2010(4)

GAAP - net finance revenue	$68.8	0.80%	$197.1	2.24%	$456.1	4.32%	$265.9	1.53%	$982.5	4.50%
FSA - net finance revenue	21.9	0.13%	(86.7)	(1.13)%	(411.1)	(3.95)%	(64.8)	(0.51)%	(858.4)	(4.02)%
Secured debt prepayment penalty fee	50.0	0.52%	35.0	0.35%	45.0	0.36%	85.0	0.43%	60.0	0.24%

Non-GAAP - adjusted net finance revenue	$140.7	1.45%	$145.4	1.46%	$90.0	0.73%	$286.1	1.45%	$184.1	0.72%

Earning Assets(3)	June 30, 2011	March 31, 2011	December 31, 2010	June 30, 2010(4)

Loans	$22,284.7	$23,736.7	$24,500.5	$29,388.6
Operating lease equipment, net	10,920.4	11,040.2	11,136.7	10,954.4
Assets held for sale	1,863.5	1,174.4	1,218.5	572.5
Credit balances of factoring clients	(1,084.9)	(1,110.7)	(935.3)	(877.3)

Total earning assets	$33,983.7	$34,840.6	$35,920.4	$40,038.2

(1)	Total net revenues are combination of net finance revenues after depreciation on operating leases and other income.

(2)	Total net operating lease revenue is the combination of rental income on operating leases less depreciation on operating lease equipment.

(3)	Earning assets reflect point in time balances. Average Earning Assets are computed for the respective period and utilized in certain revenue and expense ratios.

(4)	Reflects restated balances as disclosed in the Company's December 31, 2010 Form 10-K.